EXHIBIT 99.1
UNITED BANCORP, INC.
Certification of the Principal Executive Officer
Pursuant to Section 111 of the Emergency Economic Stabilization Act of 2008

I, Robert K. Chapman, certify, based on my knowledge, that:

(i)
The Compensation & Governance Committee of United Bancorp, Inc. (“United”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning January 1, 2011 and ending December 31, 2011 (the applicable period), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to United;

(ii)
The Compensation & Governance Committee has identified and limited during the applicable period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of United, and during that same applicable period, has identified any features of the employee compensation plans that pose risks to United and has limited those features to ensure that United is not unnecessarily exposed to risks;

(iii)
The Compensation & Governance Committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified the features of the plan that could encourage the manipulation of reported earnings of United to enhance the compensation of an employee and has limited any such features;

(iv)	The Compensation & Governance Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)
The Compensation & Governance Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of United; (B) Employee compensation plans that unnecessarily expose United to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of United to enhance the compensation of an employee;

(vi)
United has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
United has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning January 1, 2011 and ending December 31, 2011;

(viii)
United has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning January 1, 2011 and ending December 31, 2011;

(ix)
The board of directors of United has established an excessive or luxury expenditures policy by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; United and its employees have complied with this policy during the applicable period; any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)
United will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning January 1, 2011 and ending December 31, 2011;

(xi)
United will disclose the amount, nature, and justification for the offering during the period beginning January 1, 2011 and ending December 31, 2011 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
United will disclose whether United, the board of directors of United, or the Compensation & Governance Committee of United has engaged during the period beginning January 1, 2011 and ending December 31, 2011, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
United has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning January 1, 2011 and ending December 31, 2011;

(xiv)	United has substantially complied with all other requirements related to employee compensation that are provided in the agreement between United and Treasury, including any amendments;

(xv)
United has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employees identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ Robert K. Chapman	February 24, 2012
Robert K. Chapman (Principal Executive Officer)	Date
President and Chief Executive Officer